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April 13, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Exactech, Inc.'s Form 8-K dated April 13, 2007 and have the following comments:

1.     We agree with the statements made in the first paragraph, second paragraph, third paragraph, fourth paragraph, sixth paragraph, and the first, second, third and sixth sentences in fifth paragraph.

2.     We have no basis on which to agree or disagree with the statements made in the fourth and fifth sentences of the fifth paragraph.

Yours truly,

Deloitte & Touche LLP